UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 6, 2009

DUNE ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32497	95-4737507
State of Incorporation	Commission File Number	IRS Employer I.D. Number

Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002

Address of principal executive offices

Registrant’s telephone number: (713) 229-6300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On May 11, 2009, Dune Energy, Inc. (“we” or the “Company”) obtained a waiver (the “Waiver”) from its senior lender with respect to a certain breach of covenant that occurred and which constituted an Event of Default under our Credit Agreement dated as of August 4, 2007 (as amended, the “Credit Agreement”). Under our Credit Agreement, certain “Permitted Holders” as defined therein, are required to own and control 51% or more of our outstanding shares of Common Stock. This “Change of Control” covenant was breached when, on May 6, 2009, we were notified that the holders of $5.1 million of our Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”) had elected to convert such shares of Preferred Stock into shares of our common stock, par value $.001 per share (the “Common Stock”). In connection with such conversion, such holders were issued 8,127,044 shares of Common Stock, including shares issued, at our election, in satisfaction of the “make-whole” premium set forth in the Certificate of Designations governing the Preferred Stock. As a result of this issuance, the Permitted Holders no longer hold 51% or more of our outstanding Common Stock. The Waiver granted by our senior lender with respect to this Event of Default is effective only until June 9, 2009, unless on or prior to such date, we have either (i) obtained an extension of the period for which the waiver is effective or (ii) executed an amendment to the Credit Agreement that, among other things, amends the definition of Change of Control. We are currently in discussions with our senior lender regarding an amendment to our Credit Agreement that, among other things, would increase the size of the Commitment and extend the term of the Credit Agreement, but there can be no assurances that these discussions will result in such amendment. If we are not able to extend the period for which the waiver is effective or we do not enter into an amendment to the Credit Agreement by June 9, 2009, then our senior lender may declare all or a portion of our outstanding Obligations, immediately due and payable.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Name of Document
Exhibit 99.1	Waiver to Credit Agreement dated as of May 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2009	DUNE ENERGY, INC.

	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer

Exhibit Index

Exhibit	Name of Document
Exhibit 99.1	Waiver to Credit Agreement dated as of May 11, 2009

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